Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY SEPTEMBER 20, 2016

SOTHERLY HOTELS INC. ENTERS INTO AGREEMENT TO PURCHASE

CONDO HOTEL COMMERCIAL UNIT

Williamsburg, Virginia – September 20, 2016 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has entered into an agreement (the “Agreement”) to purchase the hotel commercial unit of the Hyde Resort & Residences (the “Hotel”) located in Hollywood, Florida for $4.25 million. The Agreement includes the purchase of the hotel commercial unit, which consists of the designated lobby and front desk areas, offices, and other spaces. In addition, the Company will enter into a lease for the 400-space parking garage and meeting rooms of the Hotel, as well as an agreement to operate and manage the condominium association.

The Hyde Resort & Residences is a new development in Hollywood, Florida slated to open in January 2017. The 407-unit condominium-hotel consists of 367 use-restricted units and 40 residences that feature one, two and three bedroom layouts, gourmet kitchens, floor-to-ceiling glass doors with private terraces and Atlantic Ocean views. The Resort, designed by Brazilian architect Debora Aguiar, boasts an elegant double-volume lobby, infinity-end ocean view pool and sundeck, state-of-the-art fitness center, a luxurious spa, and chef-driven restaurant. Residents and guests are able to enjoy The Beach Club adjacent to the property which is called Hyde Beach Kitchen + Cocktails.

Drew Sims, Chief Executive Officer of the Company, commented, “The Hyde Resort & Residences is a first-class luxury development that we are thrilled to add to the Sotherly portfolio. Our management team has experience with the condo-hotel model and we believe it is an attractive opportunity to turn a modest investment into tremendous value for our shareholders. In addition, the close proximity of The Hyde and the Crowne Plaza Beach Resort provides for operational efficiencies and sales and marketing synergies as it presents our team with a wide variety of product offerings and amenities to offer our guests. This should benefit both projects and the Company as a whole.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper-upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,011 rooms. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648